Exhibit 5.1

COVINGTON	Covington & Burling LLP One CityCenter
BEIJING BRUSSELS DUBAI JOHANNESBURG LONDON LOS ANGELES NEW YORK SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY WASHINGTON	850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000

November 15, 2017

Republic Services, Inc.

18500 North Allied Way

Phoenix, AZ 85054

Ladies & Gentlemen:

We have acted as counsel to Republic Services, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of $650,000,000 in aggregate principal amount of the Company’s 3.375% Notes due 2027 (the “Notes”), issued pursuant to the Indenture, dated as of November 25, 2009, between the Company and U.S. Bank National Association, as Trustee (the “Base Indenture”), as supplemented by the Sixth Supplemental Indenture, dated as of November 16, 2017 (the “Sixth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), pursuant to the prospectus, dated February 16, 2017 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated November 13, 2017 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (No. 333-216111), filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2017 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, when the Notes have been (a) duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and (b) duly issued and delivered against payment therefor as contemplated by the Prospectus, the Notes will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

COVINGTON

We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP

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